Exhibit 10.1

AGREEMENT

THIS AGREEMENT dated and effective as of the 18th day of October 2012 by and between Zion Oil & Gas, Inc. (the “Company”) and Richard Rinberg (the “Employee”).

W I T N E S S E T H

WHEREAS, Employee currently serves as the Company's Chief Executive Officer under that certain First Restated Employment Agreement dated as of June 25, 2012 (the "Employment Agreement") and concurrently serves as a Director on the Board of Directors of the Company; and

WHEREAS, Employee desires to resign from his employment under the Employment Agreement and his service on the Company's Board of Directors, and the Company is agreeable to such resignation, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this agreement the Parties hereby agree as follows:

1. Representations and Undertakings by Employee

In consideration of the undertakings by the Company contained herein, Employee hereby agrees, represents and covenants as follows:

a) Employee acknowledges and agrees that Part 5 (Confidential Information and Developments), Part 7 (Confidential Information), Part 8 (Intellectual Property) and Part 10 (Warranties, Covenants and Remedies) of the Employment Agreement shall continue in full force and effect in accordance with their terms. Nothing contained in this Agreement shall be construed or interpreted as a waiver by the Company of any right or remedy available under Parts 5, 7, 8 and/or 10 of the Employment Agreement in the event of a breach occurring after the date of this Agreement.

b) Subject to Section 2(d) Employee shall forthwith return to the Company all Company property in his possession, control or under his influence. The Company shall have the opportunity to make a back-up or copy of the databases on Employee's personal and Company laptop and notebook computers in his possession which are to be retained by Employee pursuant to Section 2 (d), except for Employee's files of a personal nature. Under all circumstances, by his signature below, Employee represents that he has not retained, and he has returned to the Company or destroyed all Company files or other databases on Employee's personal and the aforesaid Company laptop and notebook computers that contain (in whole or in part) any Company information or material.

c) Employee acknowledges and agrees that the undertakings, release and payments by Company contained in this Agreement are intended to be made in lieu of any amounts, now or in the future, payable by Company to Employee under the terms of the Employment Agreement and in full satisfaction of all claims by Employee to any payments owing from the Company (and its affiliates, officers, directors, shareholders, employees, agents, attorneys, insurers, successors and assigns) in connection with his retention under the Employment Agreement or to any other demands, claims, rights or privilege. Without derogating from the above Employee agrees that, subject to the Company's transfer of $96,732 in NIS (completion of severance pay portion as per October 2012 salary ) to the Employee's Bituach Menahalim policy, the transfer to him of such policy and Employee's Keren Hishtalmut policy is being made in full satisfaction of all claims by Employee against the Company for severance pay and any similar payments that may be due employee under the Employment Agreement or applicable law or any additional amounts that the Company may be required to pay for severance or similar payments under Israeli law or further payments into such policies, and further agrees that he shall have no right or remedy against the Company for any such payments or shortfall. Employee also agrees to indemnify and hold harmless the Company, its affiliates, their respective past, present and future officers, directors, shareholders, employees, agents, attorneys, successors, and assigns, against any and all losses, claims, damages, liabilities or expenses that may be incurred by such persons with respect to severance pay accrued under such policies. Employee further represents that he has consulted with an attorney experienced in labor law matters in Israel and understands the consequences of this waiver.

Employee agrees to hold harmless and indemnify the Company, its affiliates, their respective officers, directors, employees, agents, attorneys, successors and assigns for the reasonable costs of defense and any and all losses, claims, damages, liabilities or expenses, including, without limitation, reasonable attorneys' fees, judgments, fines, excise taxes or penalties, amounts paid in settlement and other expenses incurred in connection with any proceeding by the Israeli tax authorities, the value added authorities or any other regulatory agency in respect of amounts paid to Employee under Section 2 herein, provided however that Company shall have deducted and paid withholding taxes as required under law with respect to all payments made under this Agreement. The Company shall promptly notify the Employee if it becomes aware of any demand by the Israeli tax authorities that could lead to a claim for indemnification under this provision, and shall allow the Employee to participate in the response to such demand.

2. Representations and Undertakings by the Company

In consideration of the undertakings by the Employee contained herein, Company hereby agrees, represents and covenants as follows:

a)	Concurrently with the execution of this Agreement the Company shall pay to:

(I)	Employee:

(i)	the aggregate sum of six months Gross Salary as defined in the Employment Agreement being $137,500 and if applicable such payment shall be credited toward any payment which may be due pursuant to the Prior Notice for Dismissal and Resignation Law-2001.

(ii)	the aggregate sum of NIS 67,137 in lieu of unused vacation pursuant to the Employment Agreement, and the aggregate sum of NIS798 due for accumulated “demei havara”,

(iii)	NIS 60,701 for all Gross Salary and Office Allowance (as defined in the Employment Agreement) owing for October 2012, less deductions and withholdings under applicable law customarily made by Company.

(II) Goldfarb Seligman & Co, attorneys for Employee, the sum of $5,000 to cover Employee’s legal fees relating to negotiating this Agreement.

b) Bituach Menahalim and Keren Hishtalmut. The Company shall take all reasonable steps to assist with the release and transfer to Employee or redemption of all amounts accumulated in Employee’s current Bituach Menahalim and Keren Hishtalmut policies, in accordance with such policies terms and conditions and applicable law. Company shall forthwith pay the amount of $96,732 in NIS into the Employee’s Bituach Menahalim policy in order to complete the severance amount due to Employee. Withut limiting the foregoing, the Company shall cause the issuance of Form 161 to Employee with respect to the release of such amounts.

c ) Company confirms that Employee is sole owner of all frequent flyer points in Employee's account.

d)  The Company hereby transfers title and ownership to Employee of the following Company property:

i)	Blackberry and Blackberry cell number (054 640 1144.
ii)	Toshiba Satellite L505 – 141 Laptop computer
iii)	Compaq Mini 110 Notebook computer
iv)	P Xerox WorkCenter 3220 printer at Employee's home office
v)	Chair at Employee's home office

Employee shall not retain any copies of Company files on the Employee’s laptop and notebook that contain (in whole or in part) any Company confidential information or material.

All taxes, withholdings and deductions payable or due in respect of the items transferred in this Section 2(d), if any, will be borne by the Company.

e)  Concurrently with the execution of this Agreement Company shall provide Employee with a "Letter of Appreciation" in the form attached hereto.

f)	Options

Employee and Company previously entered into the following stock option agreements:

Date of Option Agreement	Exercise Price	# Shares	Shares Vested as of this Date	Exercise Period Expiration
Jan. 6, 2011	$2.50	60,000	60,000	Dec.31, 2014
Dec. 5, 2011	$2.61	400,000	200,000	Dec. 4, 2021

(“Awards”)

Notwithstanding anything to the contrary or otherwise limiting in Company’s stock option plans which govern the above option agreements, the vested Awards as noted above and Employee’s right to exercise the same shall expire in all events on the above noted Exercise Period Expiration date.

g)  All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder has been taken.

h) Undertakings.

(i) The Company undertakes that at all times through January 18, 2013, it shall take all steps necessary to ensure that the conditions set forth in Rule 144(c) are met with respect to the Company’s public reporting requirements.

(ii) (a) Upon the provision of appropriate Rule 144 documentation and compliance with the provisions of Rule 144, the Company shall no later than one business day following, deliver to Employee and to the Company's transfer agent an opinion of its counsel in such form as shall be reasonably acceptable to the Company's transfer agent and Employee’s broker and addressed to the Company's transfer agent, for purposes of facilitating open market sales by Employee (including members of his household) under Rule 144 for the period, following the filing by the Company of its Quarterly Report on Form 10-Q for the three month period ended September 30, 2012, through January 18, 2013.

(b) Upon Employee’s compliance with the provisions of Rule 144 and upon Employee’s or Employee’s broker's written request to the Company and the receipt of appropriate documentation, the Company shall cause its counsel to issue to him and to the Company's transfer agent on (or after)January 18, 2013, a legal opinion in form reasonably acceptable to the Company's transfer agent for purposes of releasing for open market sales all shares held by Employee (including members of his household and the trust) including shares which might have been sold under Rule 144 commencing on 91st day following the date of this Agreement.

(c) If additional opinions and confirmations of Company counsel and of the Company (including any Company officer) are necessary from time to time or at any time by the Company's transfer agent or Employee's broker (including responses to inquiries by or on behalf of Employee's broker in connection with its Rule 144 due diligence) in order to accomplish the purposes above stated, the Company shall deliver such opinions and confirmations within two (2) business days of receipt of request therefor.

3.	Termination of Agreements & Other Positions

3.1 Upon execution hereof by both Parties the Employment Agreement shall automatically and without any further action on the part of the Parties be terminated, except to the extent otherwise provided herein.

3.2 By his execution of this Agreement, and without any further action, Employee hereby resigns, effective immediately, from any positions he holds with the Company and the Bnei Joseph Foundation (R.A.) and the Abraham Foundation, including as an officer, executive, director and a member.

4.	Releases

4.1 Subject to the full and timely performance of the undertakings and/or agreements of Company in this Agreement, and the release contained in Section 4.2 below, Employee (and each of his respective, attorneys, agents, heirs, successors, executors, personal representatives and assigns) does hereby absolutely and unconditionally waive, release and forever discharge Company (and its affiliates, officers, directors, shareholders, employees, agents, attorneys, insurers, successors and assigns) from any claims, demands, obligations, liabilities, rights, causes of action and damages, whether liquidated or unliquidated, absolute or contingent, known or unknown, arising prior to or concurrent with the date hereof, including, without limitation, any claim under the Employment Agreement, claims under any contract, labor laws and regulations including claims for wrongful termination, claims with respect to the stock options, claims with respect to any other payment required under law or claims with respect to or under any government regulatory authorities or agencies. The foregoing release shall not be construed as a waiver by Employee of the compliance by the Company with its undertakings contained in this Agreement.

4.2 Subject to the full and timely performance of the undertakings and/or agreements of Employee in this Agreement and the release in Section 4.1 above, the Company (and its affilaites, officers, directors, shareholders, employees, attorneys, agents, successors, and assigns) does hereby absolutely and unconditionally waive, release and forever discharge Employee and his respective, agents, attorneys, insurers, successors, executors and assigns, from any claims, demands, obligations, liabilities, rights, causes of action and damages, whether liquidated or unliquidated, absolute or contingent, known or unknown, arising prior to or concurrent with the date hereof, including, without limitation, any claim under the Employment Agreement, contract or claims with respect to or under any government regulatory authorities or agencies. The foregoing release shall not be construed as a waiver by the Company of the compliance by Employee of his undertakings contained in this Agreement.

5.	Reliance and Complete Agreement.

The parties acknowledge and agree that in the execution of this Agreement, neither has relied upon any representation by any party or attorney, except as expressly stated herein. Moreover, except with respect to the stock option agreements between the parties this Agreement shall represent the complete and entire agreement between the parties, to the exclusion of any and all other prior or concurrent terms, written or oral. No supplement, modification or waiver or termination of this Agreement or any provision hereof shall be binding unless executed in writing by the parties to be bound thereby.

6.	Headings.

Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the content thereof.

7.	Successors and Assigns.

Except as otherwise provided in this Agreement, all the terms and provisions of this Agreement shall be upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

8.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.	Entire Agreement.

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous understanding or agreement, written or verbal, among the parties with respect to the subject matter hereof.

10.	Governing Law; Jurisdiction and Forum.

This Agreement, its interpretation, validity, construction, enforcement and effect shall be governed by and construed under the laws of the State of Israel. Each of the parties consents to the jurisdiction of the appropriate court in the city of Tel Aviv - Jaffa in connection with any dispute arising under this Agreement.

11.	Representations.

Each of Employee and the Companies acknowledges that they have had the opportunity to consult with legal counsel respecting this Agreement. Each person executing this Agreement on behalf of a corporation hereby represents and warrants that he has been authorized to do so by all necessary corporate action.

12.	Non-Disparagement.

Neither of the Parties (and their respective heirs, personal representatives, successors, affiliates, subsidiaries, officers or stockholders), shall disparage the other Party hereto or their businesses or said Party's employees, consultants, directors, successors, affiliates, agents and attorneys. For greater certainty the Employee shall henceforth refrain from making any comments, directly or indirectly, in any forum or media or to any person or entity (oral or written) concerning the Company or its affiliates, officers, directors, employees, agents and attorneys, except as may be required by law.

13.	Filings.

The Company shall file a current report on Form 8-K relating to the subject matter of this Agreement, in the form attached as an exhibit hereto.

14.	Further Assurances.

Each of the parties agree to execute all such documents and do all acts and things reasonably required to effectively carry out the provisions of this Agreement.

IN WITNESS WHEREOF, each of the parties has set forth its/ his signature as of the date first written above.

Zion Oil & Gas, Inc.

/s/: John Brown	/s/: Richard Rinberg
John Brown	Richard Rinberg
Chairman